Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer
FOR IMMEDIATE RELEASE

Equity One Reports Second Quarter 2013 Operating Results

North Miami Beach, FL, July 31, 2013 - Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and six months ended June 30, 2013.

Highlights of the quarter and recent activity include:

•
Generated Recurring Funds From Operations (FFO) of $0.31 per diluted share for the quarter, an 11% increase compared to the same period of 2012 and $0.63 per diluted share for the six months ended June 30, 2013, a 15% increase compared to the same period of 2012

•
Generated FFO of $0.28 per diluted share for the quarter, consistent with the same period of 2012 and $0.60 per diluted share for the six months ended June 30, 2013, an 11% increase compared to the same period of 2012

•	Increased same property net operating income by 3.1% as compared to the second quarter of 2012 and 3.1% as compared to the six months ended June 30, 2012

•	Core occupancy was 91.5%, a 30 basis point decrease as compared to June 30, 2012 and March 31, 2013

•	On a same property basis, occupancy decreased 50 basis points to 91.4% as compared to June 30, 2012, and 20 basis points to 91.5% as compared to March 31, 2013

•	Executed 120 new leases, renewals, and options totaling 486,247 square feet at an average rent spread of 12.5% on a same space basis

•	Increased average base rents to $15.35 per square foot, up 2.0% as compared to March 31, 2013 and up 8.1% as compared to June 30, 2012

•
Sold 24 non-core assets for $196 million year-to-date, including twelve properties for $96 million since April 1, 2013, and entered into contracts to sell an additional seven non-core assets for $57 million

•	Closed on $81 million of investments in properties within our core markets in three separate transactions:

◦	Acquired two of the seven Westwood Complex parcels in Bethesda, Maryland for $37 million

◦	Modified the Food Emporium lease at 1175 Third Avenue in New York City providing for significant economic enhancements in exchange for $25 million

◦	Acquired the remaining 40% interest in Southbury Green and Danbury Green Shopping Centers for $19 million

•	Updated 2013 Recurring FFO guidance to a new range of $1.20 to $1.23 per diluted share which compares to previous guidance of $1.19 to $1.23 per diluted share

“We are very pleased with our results this quarter. Our upgraded portfolio has produced 3% or better same property NOI growth for four consecutive quarters, and our earnings growth is benefiting from our development and redevelopment projects, our acquisitions, and reductions in general and administrative expenses. We continue to make substantial progress on our capital recycling plan to dispose of non-core assets with approximately $253 million of properties currently sold or under executed contracts,” said Jeff Olson, CEO.

Financial Highlights

In the second quarter of 2013, the company generated FFO of $36.8 million, or $0.28 per diluted share, as compared to $34.3 million, or $0.28 per diluted share for the same period of 2012. For the six months ended June 30, 2013, the company generated FFO of $76.7 million, or $0.60 per diluted share, as compared to $67.6 million, or $0.54 per diluted share for the same period of 2012. Recurring FFO was $39.7 million, or $0.31 per diluted share, in the second quarter of 2013, up 11% as compared to $0.28 per diluted share in the second quarter of 2012. Recurring FFO was $80.6 million, or $0.63 per diluted share, in the six months ended June 30, 2013, up 15% as compared to $0.55 per diluted share in the same period of 2012.

Net income attributable to Equity One was $33.6 million, or $0.28 per diluted share, for the quarter ended June 30, 2013, as compared to $2.3 million, or $0.02 per diluted share, for the second quarter of 2012. Net income for the second quarter of 2013 includes gains on the sale of income producing non-core properties of $24.9 million, net of tax. Net income attributable to Equity One was $58.2 million, or $0.49 per diluted share, for the six months ended June 30, 2013, as compared to $21.3 million, or $0.18 per diluted share, for the same period of 2012. Net income for the six months ended June 30, 2013 and 2012 includes gains on the sale of income producing non-core properties of $36.1 million and $13.1 million, respectively, net of tax. A reconciliation of net income attributable to Equity One to FFO and the reconciling components of FFO to Recurring FFO are provided in the tables accompanying this press release.

Operating Highlights

Same property net operating income increased 3.1% for the second quarter of 2013 as compared to the second quarter of 2012. Same property net operating income increased 3.1% for the six months ended June 30, 2013 as compared to the same period of 2012. As of June 30, 2013, occupancy for the company's consolidated core portfolio was 91.5% as compared to 91.8% as of June 30, 2012 and March 31, 2013. On a same property basis, occupancy decreased 50 basis points to 91.4% as compared to June 30, 2012, and 20 basis points to 91.5% as compared to March 31, 2013.

During the second quarter of 2013, the company executed 120 new leases, renewals and options totaling 486,247 square feet at an average rent spread of 12.5% on a same space basis. This included 34 new leases in the core portfolio totaling 100,819 square feet. On a same space basis, 17 new leases were executed comprising 28,994 square feet at an average rental rate of $24.68 per square foot, representing a 2.9% increase from prior cash rents. Additionally, the company renewed 86 leases in its core portfolio totaling 385,428 square feet. On a same space basis, 82 leases were renewed comprising 354,935 square feet at an average rental rate of $15.85 per square foot, representing a 13.9% increase from prior cash rents.
Development and Redevelopment Activities

As of June 30, 2013, the company had approximately $250.1 million of active development and redevelopment projects underway. The largest development project is The Gallery at Westbury Plaza in which the company has invested $137 million as of June 30, 2013. New tenants that opened during the second quarter include GNC, Orvis, and Lane Bryant. Additional openings are expected during the third and fourth quarters for HomeGoods, Noodles and Company, Red Mango, Ruby & Jenna, Paper Source, Bank of America and Spuntino's.

Construction is ongoing at Broadway Plaza, a development site located at 230th Street and Broadway in the Bronx, New York. Approximately 72% of the total square footage, including all of the top floor space, is under letters of intent with four national retailers. The project is expected to open during the fourth quarter of 2014 at a total cost of approximately $53 million.

Construction remains on track for a two story, 83,000 square foot Dick's Sporting Goods at Serramonte Mall. Total costs are estimated to be approximately $19.3 million for this first phase of the expansion of Serramonte, which we expect to be completed by the first quarter of 2014.

The company has five additional projects under active redevelopment at an expected cost of $28.4 million. These projects include expansions and new anchor re-tenanting with retailers such as LA Fitness, Publix, CVS Pharmacy, The Fresh Market, and Ross.

Disposition Activity

During the second quarter of 2013 and through the date of this release, the company closed on the sale of twelve non-core assets totaling approximately 761,218 square feet of gross leasable area (GLA) for $95.5 million.

The company also has pending contracts to sell an additional seven non-core assets, totaling approximately 661,300 square feet of GLA for $57.4 million, which are subject to various contingencies. The weighted average capitalization rate on the combined value of the properties sold during 2013 and under contract as of today is approximately 7%. The company continues to explore opportunities to dispose of non-core assets located in secondary markets as part of its capital recycling initiatives.

Investing and Financing Activities

During the second quarter of 2013, the company completed the acquisition of Westwood Towers and Bowlmor Lanes, two parcels which are part of the Westwood Complex in Bethesda, Maryland, for an aggregate purchase price of $37.0 million. The company previously provided $28.7 million of financing against these two parcels resulting in net new additional funding of $8.3 million upon closing. We expect to acquire the remaining five parcels no later than January 2014 for an aggregate purchase price of $103.0 million, or approximately $24.7 million net of our existing financing, thereby bringing our total investment in Westwood to $140.0 million.

In May 2013, the company completed a lease modification with Food Emporium at 1175 Third Avenue in New York City which included an immediate increase in base rent of $1.6 million per year as well as a future increase to fair market value in 2023 in exchange for a payment to the tenant of $25.0 million.

In addition, in May 2013, the company acquired the remaining 40% interest in both Southbury Green and Danbury Green Shopping Centers for $18.9 million in accordance with the terms of the joint venture agreement.

During the second quarter of 2013, the company prepaid one mortgage in the principal amount of $24.0 million which bore interest at 6.88% per annum.

Balance Sheet Highlights

At June 30, 2013, the company's total market capitalization (including debt and equity) was $4.4 billion, comprising 129.4 million shares of common stock outstanding (on a fully diluted basis) valued at approximately $2.9 billion and approximately $1.5 billion of net debt (excluding any debt premium/discount and net of cash). The company's ratio of net debt to total market capitalization was 33.3%. At June 30, 2013, the company had approximately $36.2 million of cash and cash equivalents on hand (including cash in escrow and restricted cash) and $125.0 million drawn on its revolving credit facilities.

FFO and Earnings Guidance

The company updated its 2013 Recurring FFO guidance to a new range of $1.20 to $1.23 per diluted share, which compares to previous guidance of $1.19 to $1.23 per diluted share. The 2013 guidance is based on the following key assumptions:

•	Increase in same property cash NOI of 2.5% to 3.25%

•	Core acquisition activity of $100 million to $200 million which includes Westwood parcels acquired year to date

•	Joint venture acquisition activity of $50 million to $75 million

•	The repayment of a $45 million mezzanine loan receivable, currently bearing interest at 9.2%, during the third quarter

•	Disposition activity of $300 million including the disposition activity announced in this release

Recurring FFO excludes debt extinguishment gains/losses, land sale gains, impairment charges, transaction costs and certain other income or charges. The following table provides a reconciliation of the range of estimated net income per diluted share to estimated FFO and Recurring FFO per diluted share for the full year 2013:

	For the year ended December 31, 2013
	Low	High
Estimated net income attributable to Equity One	$0.69	$0.70
Adjustments:
Net adjustment for rounding and shares issuable to LIH	(0.07)	(0.07)
Gain on disposal of depreciable assets	(0.28)	(0.28)
Rental property depreciation and amortization including pro rata share of joint ventures	0.74	0.76
Earnings allocated to non-controlling interest (1)	0.08	0.08
Estimated FFO attributable to Equity One	$1.16	$1.19

Transaction costs, impairments charges and other	0.04	0.04
Estimated Recurring FFO attributable to Equity One	$1.20	$1.23

(1)	Includes effect of distributions paid with respect to unissued shares held by a non-controlling interest which are already included for purposes of calculating net income per diluted share.

ACCOUNTING AND OTHER DISCLOSURES

The company believes FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” The company also believes that Recurring FFO is a useful measure of its core operating performance that facilitates comparability of historical financial periods.
FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” The company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from its FFO measure. The company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
FFO and Recurring FFO are presented to assist investors in analyzing the company's operating performance. Neither FFO nor Recurring FFO (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the company's operating performance. The company believes net income is the most directly comparable GAAP measure to FFO and Recurring FFO.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, August 1, 2013 at 9:00 a.m. Eastern Time to review its 2013 second quarter earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (888) 317-6003 (U.S.), (866) 284-3684 (Canada) or (412) 317-6061 (international) using pass code 1776698. The call will also be web cast and can be accessed in a listen-only mode on Equity One's web site at www.equityone.net.

Equity One anticipates that the call will include a discussion of specific properties and projects, pictures of which can be found on Equity One's website under the heading “About Us > Investors > Presentations>2Q13 Earnings Call Property Images”.

A replay of the conference call will be available on Equity One's web site for future review. Interested parties may also access the telephone replay by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (international) using pass code 10030000 through August 11, 2013.

FOR ADDITIONAL INFORMATION

For a copy of the company's second quarter supplemental information package, please access the “Investors” section of Equity One's web site at www.equityone.net under “About Us”. To be included in the company's e-mail distributions for press releases and other company notices, please send e-mail addresses to Investor Relations at investorrelations@equityone.net.

ABOUT EQUITY ONE, INC.

As of June 30, 2013, our consolidated property portfolio comprised 150 properties, including 125 retail properties and seven non-retail properties totaling approximately 15.6 million square feet of gross leasable area, or GLA, 11 development or redevelopment properties with approximately 2.1 million square feet of GLA upon completion, and seven land parcels. As of June 30, 2013, our core portfolio was 91.5% leased and included national, regional and local tenants. Additionally, we had joint venture interests in 18 retail properties and two office buildings totaling approximately 3.3 million square feet of GLA.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include volatility in the capital markets and changes in borrowing rates; changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One's current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the timing, extent and ultimate proceeds realized from asset dispositions; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One's credit ratings; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets June 30, 2013 and December 31, 2012 (Unaudited) (In thousands, except share par value amounts)

	June 30, 2013	December 31, 2012
ASSETS
Properties:
Income producing	$3,101,092	$3,048,925
Less: accumulated depreciation	(342,589)	(315,242)
Income producing properties, net	2,758,503	2,733,683
Construction in progress and land held for development	101,140	108,712
Properties held for sale	20,662	165,136
Properties, net	2,880,305	3,007,531
Cash and cash equivalents	25,657	27,416
Cash held in escrow and restricted cash	10,508	442
Accounts and other receivables, net	14,885	14,320
Investments in and advances to unconsolidated joint ventures	76,128	72,171
Loans receivable, net	131,332	140,708
Goodwill	6,889	6,889
Other assets	240,908	233,191
TOTAL ASSETS	$3,386,612	$3,502,668
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$411,417	$439,156
Unsecured senior notes payable	731,136	731,136
Term loan	250,000	250,000
Unsecured revolving credit facilities	125,000	172,000
	1,517,553	1,592,292
Unamortized premium on notes payable, net	5,762	7,058
Total notes payable	1,523,315	1,599,350
Other liabilities:
Accounts payable and accrued expenses	41,911	55,248
Tenant security deposits	8,555	8,595
Deferred tax liability	12,098	12,016
Other liabilities	166,820	196,509
Liabilities associated with properties held for sale	75	3,920
Total liabilities	1,752,774	1,875,638
Redeemable noncontrolling interests	3,219	22,551
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 150,000 shares authorized, 117,522 and 116,938 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	1,175	1,169
Additional paid-in capital	1,690,073	1,679,227
Distributions in excess of earnings	(269,959)	(276,085)
Accumulated other comprehensive income (loss)	1,613	(7,585)
Total stockholders’ equity of Equity One, Inc.	1,422,902	1,396,726
Noncontrolling interests	207,717	207,753
Total equity	1,630,619	1,604,479
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$3,386,612	$3,502,668

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Income For the three and six months ended June 30, 2013 and 2012 (Unaudited) (In thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013		2012	2013	2012
REVENUE:
Minimum rent	$63,244		$58,239	$126,057	$114,610
Expense recoveries	20,301		17,435	39,683	34,131
Percentage rent	644		787	2,713	2,736
Management and leasing services	484		500	898	1,304
Total revenue	84,673		76,961	169,351	152,781
COSTS AND EXPENSES:
Property operating	23,408		20,523	46,234	41,054
Depreciation and amortization	23,806		22,072	46,591	42,788
General and administrative	9,679		10,456	18,576	21,838
Total costs and expenses	56,893		53,051	111,401	105,680
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	27,780		23,910	57,950	47,101
OTHER INCOME AND EXPENSE:
Investment income	2,209		1,583	4,413	3,029
Equity in income (loss) of unconsolidated joint ventures	615		(152)	1,050	(340)
Other income	162		7	162	52
Interest expense	(16,909)		(17,554)	(34,354)	(34,634)
Amortization of deferred financing fees	(603)		(612)	(1,209)	(1,200)
Gain on extinguishment of debt	107		445	107	352
Impairment loss	(2,662)		—	(2,662)	—
INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	10,699		7,627	25,457	14,360
Income tax (expense) benefit of taxable REIT subsidiaries	(53)		66	(103)	156
INCOME FROM CONTINUING OPERATIONS	10,646		7,693	25,354	14,516
DISCONTINUED OPERATIONS:
Operations of income producing properties	729		2,822	2,161	5,401
Gain (loss) on disposal of income producing properties	25,663		(2)	36,859	14,267
Impairment loss on income producing properties	(128)		(5,441)	(128)	(7,373)
Income tax expense of taxable REIT subsidiaries	(733)		(51)	(778)	(95)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	25,531		(2,672)	38,114	12,200
NET INCOME	36,177		5,021	63,468	26,716
Net income attributable to noncontrolling interests - continuing operations	(2,481)		(2,747)	(5,173)	(5,453)
Net income attributable to noncontrolling interests - discontinued operations	(58)		(6)	(64)	(13)
NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$33,638		$2,268	$58,231	$21,250

EARNINGS (LOSS) PER COMMON SHARE - BASIC:
Continuing operations	$0.07		$0.04	$0.17	$0.08
Discontinued operations	0.22		(0.02)	0.32	0.11
	$0.28	*	$0.02	$0.49	$0.18	*

Number of Shares Used in Computing Basic Earnings (Loss) per Share	117,385		112,715	117,209	112,682

EARNINGS (LOSS) PER COMMON SHARE - DILUTED:
Continuing operations	$0.07		$0.04	$0.17	$0.08
Discontinued operations	0.21		(0.02)	0.32	0.11
	$0.28		$0.02	$0.49	$0.18	*

Number of Shares Used in Computing Diluted Earnings (Loss) per Share	117,749		113,210	117,535	112,940
* Note: EPS does not foot due to the rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income Attributable to Equity One to Funds from Operations (FFO) and to Recurring FFO
The following table reflects the reconciliation of FFO and Recurring FFO to net income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Net income attributable to Equity One, Inc.	$33,638	$2,268	$58,231	$21,250
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest (1)	23,768	23,022	46,756	44,780
Earnings allocated to noncontrolling interest (2)	2,499	2,499	4,998	4,998
Pro rata share of real estate depreciation from unconsolidated joint ventures	1,076	1,086	2,161	2,243
Impairments of depreciable real estate, net of tax (1)	215	5,441	215	7,373
Gain on disposal of depreciable assets, net of tax (1)	(24,430)	—	(35,626)	(13,086)
Funds From Operations	36,766	34,316	76,735	67,558
Transaction costs associated with acquisition and disposition activity, net of tax	960	711	1,264	2,170
Impairment of land held for development	2,520	—	2,520	—
(Gain) loss on debt extinguishment, net of tax	(107)	(436)	575	373
Gain on outparcel sales, net of noncontrolling interests	(461)	—	(461)	—
Gain on land sales (1)	—	—	—	(1,183)
Recurring Funds From Operations	$39,678	$34,591	$80,633	$68,918
 _______________________
(1) Includes amounts classified as discontinued operations.
(2) Represents earnings allocated to unissued shares held by Liberty International Holdings, Ltd. ("LIH"), which have been excluded for purposes of calculating earnings per diluted share for all periods presented. FFO and Recurring FFO calculations include earnings allocated to LIH and the respective weighted average share totals include the LIH shares outstanding as their inclusion is dilutive.

Funds from Operations and Recurring FFO are non-GAAP financial measures. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. We believe that Recurring FFO provides additional comparability between historical financial periods.

Reconciliation of Net Income Attributable to Equity One to Funds from Operations per Diluted Share
The following table reflects the reconciliation of FFO per diluted share and Recurring FFO per diluted share to earnings per diluted share attributable to Equity One, the most directly comparable GAAP measure, for the periods presented.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Earnings per diluted share attributable to Equity One, Inc.	$0.28	$0.02	$0.49	$0.18
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest	0.18	0.18	0.36	0.36
Earnings allocated to noncontrolling interest (1)	0.02	0.02	0.04	0.04
Net adjustment for rounding and earnings attributable to unvested shares (2)	(0.02)	0.01	(0.03)	(0.01)
Pro rata share of real estate depreciation from unconsolidated joint ventures	0.01	0.01	0.02	0.02
Impairments of depreciable real estate, net of tax	—	0.04	—	0.06
Gain on disposal of depreciable assets, net of tax	(0.19)	—	(0.28)	(0.11)
Funds From Operations per Diluted Share	$0.28	$0.28	$0.60	$0.54
Weighted Average Diluted Shares - Funds from Operations (3)	129,107	124,567	128,893	124,298

Funds From Operations per Diluted Share	$0.28	$0.28	$0.60	$0.54
Transaction costs associated with acquisition and disposition activity, net of tax	0.01	0.01	0.01	0.02
Impairment of land held for development	0.02	—	0.02	—
(Gain) loss on debt extinguishment, net of tax	—	(0.01)	—	—
Gain on land sales	—	—	—	(0.01)
Recurring Funds From Operations per Diluted Share	$0.31	$0.28	$0.63	$0.55
Weighted Average Diluted Shares - Recurring Funds from Operations (3)	129,107	124,567	128,893	124,298

_______________________
(1) Represents earnings allocated to unissued shares held by LIH, which have been excluded for purposes of calculating earnings per diluted share for all periods presented. FFO and Recurring FFO calculations include earnings allocated to LIH and the respective weighted average share totals include the LIH shares outstanding as their inclusion is dilutive.
(2) Represents an adjustment to compensate for the rounding of the individual calculations and to compensate for earnings allocated to unvested shares and shares issuable to LIH.
(3) Weighted average diluted shares used to calculate FFO per share and Recurring FFO per share for all the periods presented are higher than the GAAP diluted weighted average shares as a result of the dilutive impact of the 11.4 million joint venture units held by LIH which are convertible into our common stock, and also as a result of employee stock options. These convertible units are not included in the diluted weighted average share count for GAAP purposes because their inclusion is anti-dilutive.